Exhibit 99.1

QR Energy Announces Second Quarter 2012 Results and Outlook

HOUSTON, TX—(Marketwire – August 9, 2012) – QR Energy, LP (“QRE” or “QR Energy”) (NYSE: QRE) announced today its operating and financial results for the second quarter of 2012, third quarter guidance and updated guidance for the year.

Highlights for the Second Quarter 2012

•

Average production of 14,505 Boe per day, a 7% increase from first quarter 2012 due to successful acquisition from Prize Petroleum of predominately oil properties in the Ark-La-Tex area on April 20 (the “Prize acquisition”); second quarter production was negatively affected by approximately 175 Boe per day due to third-party downtime force majeure events

•	Adjusted EBITDA was $50.0 million, a 2% increase from the first quarter 2012 due to increased production and higher realized gains on commodity derivative contracts

•	Distributable Cash Flow was $27.7 million, a 16% increase from the first quarter 2012 due to Prize acquisition and timing of cash flows that affected the management incentive fee

•	Distribution Coverage Ratio was 1.3x

•	Net income of $99.1 million was impacted by $89.7 million of non-cash unrealized commodity derivative gains

•	Eliminated remaining material weaknesses in internal controls

Recent Events

•	Raised net proceeds of $290.7 million, after expenses, through senior notes offering in July 2012; proceeds used to repay borrowings outstanding under credit facility

•	More than doubled liquidity to approximately $330 million of current undrawn availability under credit facility; approximately $325 million of current debt outstanding

Note: Adjusted EBITDA, Distributable Cash Flow and Distribution Coverage Ratio are non-GAAP measures. Please see the definitions of these measures and the reconciliation to the most comparable measures calculated in accordance with GAAP in the “Non-GAAP Reconciliation” section of this press release.

Chief Executive Officer Alan L. Smith commented, “We once again delivered strong results in the second quarter as we acquired and integrated the Prize assets and executed on our business strategy. Our achievements in the field were complemented by our ability to more than double our liquidity through a senior notes offering in July. We have a solid foundation of conventional assets and are currently evaluating additional acquisition opportunities. When you consider our strong asset base and meaningful growth since our IPO alongside our robust commodity hedge portfolio, we believe we are positioning QRE to be a leader in the upstream MLP market.”

Results for the Second Quarter 2012

•	Revenue was $62.2 million, a 5% decrease from first quarter 2012 due to lower realized prices excluding commodity derivatives

•

Realized prices excluding commodity derivatives were $88.80 per barrel of oil, $2.04 per Mcf of natural gas and $42.68 per barrel of NGLs; Realized prices including commodity derivatives were $95.23 per barrel of oil and $5.01 per Mcf of natural gas

•	Oil and natural gas production was 88% hedged; NGLs are not currently hedged

•	Lease operating expenses were $20.2 million, an 8% increase from first quarter 2012 due to 20% increase in oil production

•	Maintenance capital expenditures were $13 million; total capital expenditures were $26.2 million

Cash Distribution

On August 10, 2012, QR Energy will pay a cash distribution attributable to the second quarter of 2012 of $0.4875 per unit for all outstanding common and subordinated units. This is a 3% increase from the previous quarter and represents an annualized distribution of $1.95 per common and subordinated unit.

Guidance

The third quarter and annual 2012 guidance set forth below is subject to all cautionary statements and limitations described below and under the "Forward-Looking Statements" section of this press release. In addition, estimates for QR Energy’s future production volumes are based on, among other things, assumptions of capital expenditure levels and the assumption that market demand and prices for oil and natural gas will continue at levels that allow for economic production of these products. The production, transportation and marketing of oil and natural gas are extremely complex and are subject to disruption due to transportation and processing availability, mechanical failure, human error, weather and numerous other factors. Estimates are based on certain other assumptions, such as well performance, which may vary significantly from QR Energy’s assumptions. Operating costs, which include major maintenance costs, vary in response to changes in prices of services and materials used in the operation of properties and the amount of maintenance required. Operating costs, including taxes, utilities and service company costs, move directionally with increases and decreases in commodity prices and QR Energy cannot fully predict such future commodity prices or operating costs. Capital expenditures are based on current expectations as to the level of capital expenditures that will be justified based upon the other assumptions set forth below as well as expectations about other operating and economic factors not set forth below. The guidance set forth below does not constitute any form of guarantee, assurance or promise that the matters indicated will actually be achieved. Rather, the guidance simply sets forth QR Energy’s best estimate today for these matters. Estimates are based upon current expectations about the future and based upon both stated and unstated assumptions. Actual conditions and assumptions may change over the course of the year.

Based upon current estimates, QR Energy expects the following operating results for the third quarter and full year of 2012:

	3Q 2012	Full Year 2012
Average net daily production (Boed)	14,400 - 14,800	14,200 - 14,600
LOE and workover expenses (per Boe)	$14.00 - $16.00	$14.00 - $16.00
Estimated maintenance capital expenditures ($ millions)	$13	$52
Estimated total capital expenditures ($ millions)	$10 - $15	$75 - $85

Quarterly Report on Form 10-Q

QR Energy’s financial statements and related footnotes will be available in the 10-Q for the quarter ended June 30, 2012, which QR Energy will file with the Securities and Exchange Commission (“SEC”) today. The 10-Q will be available on QR Energy’s Investor Relations website at http://ir.qrenergylp.com or on the SEC website at www.sec.gov.

Webcast and Conference Call

QR Energy will host a webcast and conference call today at 10 a.m. central time to discuss these results.

Interested parties may join the webcast by visiting QR Energy’s Investor Relations website at http://ir.qrenergylp.com and clicking on the webcast link or the conference call by dialing (877) 861-4516 or (706) 679-6295 five minutes before the call begins and providing the conference ID 99397506.

The webcast will be available on QR Energy’s Investor Relations website at http://ir.qrenergylp.com for 14 days following the call and a telephonic replay will be available for 7 days following the call by dialing (855) 859-2056 or (404) 537-3406 and providing the conference ID 99397506.

About QR Energy, LP

QR Energy, LP is a publicly traded partnership engaged in the acquisition, production and development of onshore crude oil and natural gas properties in the United States. QR Energy is headquartered in Houston, Texas. For more information, visit QR Energy’s website at www.qrenergylp.com.

Forward-Looking Statements

This press release may contain forward-looking statements within the meaning of federal securities laws. QR Energy believes that its expectations and forecasts are based on reasonable assumptions; however, no assurance can be given that such expectations and forecasts will prove to be correct. A number of factors could cause actual results to differ materially from the expectations and forecasts, anticipated results or other forward-looking information expressed in this press release, including risks and uncertainties regarding future results, capital expenditures, liquidity and financial market conditions, sufficiency of cash from operations, adverse market conditions and governmental regulations. For a more complete list of these risk factors, please read QR Energy’s filings with the SEC, which are available on QR Energy’s Investor Relations website at http://ir.qrenergylp.com or on the SEC website at www.sec.gov.

Commodity Derivatives

As of June 30, 2012, the notional volumes and prices of QR Energy’s commodity derivative contracts were as follows:

	Crude Oil (NYMEX - WTI)
		Average		Floor	Ceiling
	Swaps	Price	Collars	Price	Price
Term	Bbls/d	($/Bbl)	Bbls/d	($/Bbl)	($/Bbl)
7/2012 - 12/2012	5,872	$100.34	—	—	—
2013	6,543	$99.75	—	—	—
2014	5,661	$97.91	425	$90.00	$106.50
2015	4,540	$96.87	1,025	$90.00	$110.00
2016	2,480	$92.07	1,500	$80.00	$102.00
2017	3,730	$87.57	—	—	—

	Natural Gas (NYMEX - Henry Hub)
		Average		Floor	Ceiling		Average	Basis	Avg. Discount
	Swaps	Price	Collars	Price	Price	Puts	Price	Swaps	to NYMEX
Term	MMBtu/d	($/MMBtu)	MMBtu/d	($/MMBtu)	($/MMBtu)	MMBtu/d	($/MMBtu)	MMBtu/d	($/MMBtu)
7/2012 - 12/2012	30,267	$5.83	2,609	$6.50	$8.60	—	—	20,709	($0.15)
2013	29,674	$6.07	2,466	$6.50	$8.65	—	—	18,466	($0.17)
2014	25,907	$6.23	4,966	$5.74	$7.51	—	—	17,066	($0.19)
2015	6,520	$5.43	18,000	$5.00	$7.48	420	$4.00	14,400	($0.19)
2016	11,350	$4.27	—	—	—	11,350	$4.00	—	—
2017	10,445	$4.47	—	—	—	10,445	$4.00	—	—

Selected Operating Data

	Three months ended June 30, 2012	Six months ended June 30, 2012
Production data:
Oil (MBbls)	545	999
Natural gas (MMcf)	3,549	7,187
NGLs (MBbls)	183	357

Total production (MBoe)	1,320	2,554

Production by area (Boed):
Permian Basin	6,911	6,929
Ark-La-Tex	5,484	5,038
Mid-Continent	1,560	1,533
Gulf Coast	473	495
Michigan	77	38

Average daily production (Boed)	14,505	14,033

Prices:
Average NYMEX:
Crude oil (per Bbl)	$93.35	$98.15
Natural gas (per Mcf)	$2.35	$2.43

Average realized including commodity derivatives:
Crude Oil (per Bbl)	$95.23	$95.95
Natural gas (per Mcf)	$5.01	$5.65
NGLs (per Bbl)	$42.68	$48.57

Average realized excluding commodity derivatives:
Crude oil (per Bbl)	$88.80	$94.29
Natural gas (per Mcf)	$2.04	$2.71
NGLs (per Bbl)	$42.68	$48.57

Please see the financial statements and related footnotes in QR Energy’s 10-Q, as filed with the SEC.

Consolidated Statements of Operations

	Three months ended June 30, 2012	Six months ended June 30, 2012
	(In thousands)
Revenues:
Oil sales	$48,394	$94,194
Natural gas sales	7,080	18,981
NGLs sales	6,360	13,988
Processing and other	375	833

Total Revenue	$62,209	$127,996

Operating Expenses:
Lease operating expenses	20,199	37,658
Production and other taxes	4,820	9,531
Processing and transportation	728	1,578

Total production expenses	25,747	48,767

Depreciation, depletion and amortization	20,540	40,130
Accretion of asset retirement obligations	887	1,730
General and administrative and other	8,771	17,113
Acquisition and transaction costs	920	1,008

Total operating expenses	56,865	108,748

Operating income	5,344	19,248

Other income (expense):
Realized gains on commodity derivative contracts	14,222	22,293
Unrealized gains on commodity derivative contracts	89,682	67,913
Interest expense, net	(9,393)	(16,865)

Total other income, net	94,511	73,341

Income before income taxes	99,855	92,589
Income tax expense	(730)	(699)

Net income	$99,125	$91,890

Net income per common unit	$2.15	$1.92
Adjusted EBITDA	$49,982	$97,802
Distributable Cash Flow	$27,697	$50,274

Please see the financial statements and related footnotes in QR Energy’s 10-Q, as filed with the SEC. Adjusted EBITDA and Distributable Cash Flow are non-GAAP measures. Please see the definitions of these measures and the reconciliation to the most comparable measures calculated in accordance with GAAP in the “Non-GAAP Reconciliation” section of this press release.

Consolidated Balance Sheet

June 30, 2012
(In thousands)
ASSETS
Current assets:
Total current assets	$122,001
Noncurrent assets:
Total property and equipment, net	1,150,806
Derivative instruments	115,797
Other assets	7,265

Total noncurrent assets	1,273,868

Total assets	$1,395,869

LIABILITIES AND PARTNERS’ CAPITAL
Current liabilities:
Total current liabilities	$68,443
Noncurrent liabilities:
Long-term debt	596,500
Derivative instruments	20,391
Asset retirement obligations	71,652
Other liabilities	6,724
Deferred taxes	320

Total noncurrent liabilities	695,587
Partners’ capital:
Total partners’ capital	631,839

Total liabilities and partners’ capital	$1,395,869

Please see the financial statements and related footnotes in QR Energy’s 10-Q, as filed with the SEC.

Non-GAAP Reconciliation

QR Energy defines Adjusted EBITDA as net income plus interest expense (including realized and unrealized gains and losses on interest rate derivative contracts), unrealized gains and losses on commodity derivative contracts, unrealized gains and losses on gas imbalances, depletion, depreciation and amortization, accretion of asset retirement obligations, impairments, and general and administrative expenses that are allocated to us in accordance with GAAP in excess of the administrative services fee paid by our general partner and reimbursed by us, less interest income and unrealized gains on commodity derivative contracts. We have revised our calculation of Adjusted EBITDA from prior periods to add or subtract to net income losses and gains on gas imbalances, respectively, in addition to line items which were added or subtracted from net income in our previous Adjusted EBITDA calculation.

QR Energy defines Distributable Cash Flow as Adjusted EBITDA less cash interest expense (including realized gains and losses on interest rate derivative contracts), distributions on its preferred units, payments to its general partner in respect of its management incentive fee and estimated maintenance capital expenditures, the capital required to maintain QR Energy’s production for five years, on average.

QR Energy defines the Distribution Coverage Ratio for a given quarter as the ratio of Distributable Cash Flow per outstanding unit (including subordinated units and general partner units and excluding preferred units) to the actual cash distribution payable per outstanding unit (including subordinated units and general partner units and excluding preferred units). Holders of the preferred units may elect to convert the preferred units into common units at any time after October 3, 2013, or sooner upon QR Energy’s achievement of certain trading price criteria. Please see QR Energy’s 10-K for a more fulsome description of the terms of the preferred units.

Adjusted EBITDA, Distributable Cash Flow and the Distribution Coverage Ratio are used by management of QR Energy to provide additional information related to the performance of QR Energy’s business. Adjusted EBITDA provides information about the cash flow generated by our assets, without regard to financing methods or historical cost basis and the ability of our assets to generate sufficient cash to pay interest costs and support our indebtedness. Distributable Cash Flow and the Distribution Coverage Ratio provide information comparing cash flows generated by us to cash distributions we expect to pay to our common and subordinated unitholders and indicates to investors whether or not we are generating cash flow at a level that can sustain or support an increase in our quarterly distribution rates. In addition, Adjusted EBITDA, Distributable Cash Flow and the Distribution Coverage Ratio are quantitative standards used by external users of our financial statements such as investors, research analysts and others to assess QR Energy’s performance and liquidity without regard to capital structure. Adjusted EBITDA, Distributable Cash Flow and the Distribution Coverage Ratio are not presentations made in accordance with GAAP. Because Adjusted EBITDA, Distributable Cash Flow and the Distribution Coverage Ratio exclude some, but not all, items that affect net income and are defined differently by different companies in our industry, our definitions may not be comparable to similarly titled measures of other companies. Adjusted EBITDA, Distributable Cash Flow and the Distribution Coverage Ratio have important limitations as analytical tools, and you should not consider them in isolation, or as a substitute for net income, operating income, cash flow from operating activities or any other measure of financial performance or liquidity presented in accordance with GAAP.

	Three months ended June 30, 2012	Six months ended June 30, 2012
	(In thousands, except ratios)
Reconciliation of net income to Adjusted EBITDA,
Distributable Cash Flow and Distribution Coverage Ratio:
Net income	$99,125	$91,890
Plus:
Unrealized (gain) on commodity derivative contracts	(89,682)	(67,913)
Unrealized loss (gain) on gas imbalances	1,032	(298)
Depletion, depreciation and amortization	20,540	40,130
Accretion of asset retirement obligations	887	1,730
Interest expense	9,393	16,865
Income tax expense	730	699
General and administrative expense in excess of administrative services fee	7,957	14,699

Adjusted EBITDA	$49,982	$97,802

Less:
Cash interest expense	(6,557)	(12,645)
Estimated maintenance capital expenditures (1)	(13,000)	(25,500)
Distributions to preferred unitholders	(3,500)	(7,000)
Management incentive fee earned by GP	772	(2,383)

Distributable Cash Flow (2)	$27,697	$50,274

Distributions to unitholders (other than holders of preferred units) (3)	$22,087	39,197
Distribution Coverage Ratio	1.3x	1.3x

(1)	Maintenance capital expenditures are those needed on average to maintain production over a five-year period.
(2)	Prior to any retained cash reserves established by QR Energy’s general partner’s board of directors.
(3)

1H12 distributions exclude $4.2 million related to our first quarter distribution on units issued in April 2012 because units were issued to fund an acqusition for which QRE had no revenue in 1Q12. 1H12 distributions do include our second quarter distributions on those units. The inclusion of the first quarter distribution on the units issued in April would have resulted in a Distribution Coverage Ratio of 1.2x for the six months ended June 30, 2012.

Please see the financial statements and related footnotes in QR Energy’s 10-Q, as filed with the SEC.

Investor Contacts:

Taylor B. Miele

Investor Relations Manager

(713) 452-2990

Cedric W. Burgher

Chief Financial Officer

(713) 452-2200